                                                                      Exhibit 11

            AMERICAN TELESOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                    For the three months ended    for the six months ended
                                                                    --------------------------    --------------------------
                                                                    January 31,   January 31,     January 31,    January 31,
                                                                       2001          2002            2001           2002
                                                                    -----------   ------------    -----------    -----------
COMPUTATION OF NET LOSS PER SHARE
          Net loss                                                   ($2,634)      ($2,496)         ($8,205)      ($4,768)
                                                                    ===========   ===========     ===========    ===========

WEIGHTED AVERAGE NUMBER OF SHARES OF
     COMMON STOCK OUTSTANDING                                         69,071        83,127           67,654        80,607
                                                                    ===========   ===========     ===========    ===========

BASIC LOSS PER COMMON SHARE                                           ($0.04)       ($0.03)          ($0.12)       ($0.06)
                                                                    ===========   ===========     ===========    ===========
COMPUTATION OF DILUTED LOSS PER SHARE
     Net loss                                                        ($2,634)      ($2,496)         ($8,205)      ($4,768)
     Dividends not incurred upon assumed conversion of
       convertible preferred stock                                        32            11               93            72
                                                                    -----------   -----------     -----------    -----------
     Net loss applicable to common stockholders
       used for computation                                          ($2,602)      ($2,485)         ($8,112)       $4,696)
                                                                    ===========   ===========     ===========    ===========

     Weighted average number of shares of common
        stock outstanding                                             69,071        83,127           67,654        80,607

     Weighted average incremental shares outstanding
        upon assumed conversion of options and warrants                  417             0              877             0

     Weighted average incremental shares outstanding
        upon assumed conversion of convertible preferred stock         3,517         2,939            5,033         8,383
                                                                    -----------   -----------     -----------    -----------

WEIGHTED AVERAGE COMMON SHARES AND COMMON SHARE
  EQUIVALENTS USED FOR COMPUTATION                                    73,005        86,066           73,564        88,990
                                                                    ===========   ===========     ===========    ===========

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                                    ===========   ===========     ===========    ===========
  SHARE EQUIVALENT                                                    ($0.04)       ($0.03)          ($0.11)       ($0.05)
                                                                    ===========   ===========     ===========    ===========

(a) This calculation is submitted in accordance with Item 601 (b) (11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.